CONTACT:	STRATUS SERVICES GROUP, INC.
Suzette Nanovic Berrios, Esq.
732) 866-0300 - Fax (732) 866-6676

FOR IMMEDIATE RELEASE

STRATUS SERVICES GROUP, INC. ANNOUNCES
EXPECTED LOSS FOR 2nd QUARTER FISCAL 2005

Manalapan, New Jersey, April 15, 2005 - Stratus Services Group, Inc., the SMARTSolutions™ Company (OTC Bulletin Board: SSVG.OB), reported today that it expects to incur a loss for its second quarter of its fiscal year 2005.

Joseph J. Raymond, Sr., President and CEO, stated, “While the financial statements for the quarter ended March 31, 2005 have not yet been prepared, it is anticipated that as a result of what we believe to be a temporary decline in sales during January and February 2005, the Company will realize a loss for the quarter rather than an operating profit as originally anticipated.

“Sales have rebounded to expected levels in March and April and, based on current sales trends, I believe that the Company can return to operating profitability for the quarter ended June 30, 2005.”

Stratus is a national provider of business productivity consulting and staffing services through a network of twenty-nine offices in seven states. Through its SMARTSolutions(TM) technology, Stratus provides a structured program to monitor and reduce the cost of a customer's labor resources. Through its Stratus Technology Services, LLC joint venture, the Company provides a broad range of information technology staffing and project consulting.

This news release includes forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. Factors that could cause the Company's actual results and financial condition to differ from the Company's expectations include, but are not limited to, a change in economic conditions that adversely affects the level of demand for the Company's services, competitive market and pricing pressures, the availability of qualified temporary workers, the ability of the Company to manage growth through improved information systems and the training and retention of new staff, and government regulations.